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                 PARTICIPANT ADMINISTRATIVE SERVICES AGREEMENT

This Participant Administrative Services Agreement (the "Agreement") is made as of this 1ST day of JULY 2018 by and between John Hancock Funds, LLC, a Delaware corporation, ("JHF"), John Hancock Signature Services, Inc., a Delaware corporation, ("JHSS") and American United Life Insurance Company, an Indiana insurance corporation, and OneAmerica Securities, Inc. ("OAS"), as applicable ("Company).

WHEREAS, JHF, is the principal underwriter and distributor for the John Hancock Funds each of which is registered as an investment company under the Investment Company Act of 1940, as amended, and consists of series of mutual fund portfolios (the "Funds") which are identified in Exhibit A, which exhibit may be modified from time to time by the parties;

WHEREAS, JHSS, is the transfer agent for the Funds

WHEREAS, Company is a trust company or a third-party administrator providing recordkeeping and related administrative services to certain qualified and non-qualified employee defined contribution plans ("Plans");

WHEREAS, Company wishes to make class shares of the Funds identified in Exhibit A available as investment options under the Plans;

WHEREAS, JHF desires to make shares of the Funds available as investment options under the Plans and retain Company to perform certain administrative services on its behalf.

NOW, THEREFORE, in connection with the mutual covenants contained herein, JHF and Company hereby agree as follows:

1. ESTABLISHMENT OF ACCOUNTS. Company shall establish and JHSS shall recognize one omnibus account per Plan in Company's name (or in the name of the Plan's trustee) in each of the applicable Funds. It is acknowledged and agreed that JHSS will not maintain separate accounts for individual beneficial owners of the Funds that invest through the Plans ("Participants"). Fund shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by Company to correspond with the investment instructions received by Company from Plans and/or Participants.

2. APPOINTMENT. JHF appoints Company, and Company accepts such appointment, solely for the purpose of (a) receiving and transmitting trade instructions from the Plans and/or Participants for the purchase and redemption of Fund shares; and (b) receiving confirmation of such trade instructions from JHF or JHSS.

3. SERVICES. Company shall provide to JHF, on behalf of Participants in the Plans, the following services, in accordance with the terms of this Agreement and the Operational Procedures enumerated in Exhibit B, attached hereto and incorporated herein by reference:

(a) maintain separate records for each Participant under the Plans, which records shall reflect the Fund shares purchased and redeemed and Fund share balances of such Participants;

(b) disburse or credit to the Plans all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds;

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(c)   prepare and transmit to the Plans and/or Participants, as required by law or the Plans, periodic statements showing the total number of shares owned by Participants as of the statement closing date, purchases and redemptions of Fund shares by Participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Plans;

(d) transmit to JHSS purchase and redemption orders regarding the Funds on behalf of the Plans;

(e) timely distribute to the Plans and/or Participants, as appropriate, copies of the Funds' prospectuses, proxy materials, SAIs, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders. JHF shall provide Company with a master copy of such documents and such additional quantity as Company shall reasonably request. Company shall bear the costs of mailing the materials to Plans and Participants;

4.    REPRESENTATIONS AND WARRANTIES.

(a) Each party represents that it has full power and authority to enter into this Agreement and that it shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement. Each party shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The foregoing activities shall be conducted by each party in a competent manner and in compliance with (i) all applicable federal and state laws, rules and regulations, including, if applicable under the terms of this Agreement, the National Securities Clearing Corporation ("NSCC") rules and procedures relating to Fund/SERV and Networking; and (ii) the then current Prospectuses of the Funds.

(b) JHF represents and warrants that the Prospectuses and written marketing materials provided by JHF to Company shall not contain any untrue statement of a material fact or omission of a material fact required to be stated. Each Fund's registration statement complies in all material respects with applicable regulatory and disclosure requirements.

(c) JHF represents and warrants that each Fund's Shares have been registered or qualified for sale under the federal securities laws and that appropriate notice filings or other qualifications have been made under the securities laws of those states and jurisdictions that require registration prior to sale.

(d)   In addition, the Company represents and warrants that:

      (i) it will offer and sell Shares in compliance with the Funds' Prospectus requirements and that it has systems, procedures and/or policies in place designed to ensure that it is complying with all terms of this Agreement, the Prospectus requirements and all relevant rules and regulations regarding the handling of mutual fund share orders on a timely basis;

      (ii) it has and will maintain internal controls, policies and procedures in place to ensure that orders for the purchase and redemption of Shares in proper form received by it prior to the earlier of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m., Eastern time) or such other time as may be designated in the Prospectus from time to time ("Close of Trading") are segregated from orders received by it after the Close of Trading and that such orders are properly transmitted to us for execution at the net asset value calculated as of the next Close of Trading following receipt of such orders;

      (iii) all purchases of Shares will be made only to cover orders already received by it. Company will not withhold placing orders received from Plans and/or Participants so as to profit Company as a result of such withholding. Company represents and warrants that each transaction which it initiates will have been authorized by Plans and/or Participants prior to initiation; and

      (iv) after due inquiry and diligence, it believes that policies and procedures have been designed and implemented effectively by any third parties to which Company has designated the responsibility to distinguish and appropriately process orders for the purchase and redemption of Shares received by Company prior to and after the Close of Trading.

5.    COVENANTS.

(a)   Notwithstanding anything to the contrary in this Agreement:

      (i) "Confidential Information": Includes without limitation all information regarding the customers of the parties to this Agreement and any of their subsidiaries, affiliates or licensees; or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; or any information derived there from.

      (ii) Neither party may disclose Confidential Information for any purpose other than to carry out the purpose for which the Confidential Information was provided to that party as set forth in this Agreement; and each party agrees to cause its employees, agents and representatives, or any other person to whom the parties may provide access or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose.

      (iii) The parties agree to implement appropriate measures designed to ensure the security and confidentiality of Confidential Information, to protect such information against any anticipated threats or hazards to the security and integrity of such information, and to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm or inconveniences to any of the customers of the parties or any of their subsidiaries, affiliates or licensees; the parties further agree to cause all their respective agents, representatives or subcontractors, or any other party to whom they provide access to or disclose Confidential Information, to implement appropriate measures to meet the objectives set forth in this Section "Confidential Information."

(b) Each party agrees to comply with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. Sections 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations. The parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P, which may be disclosed hereunder is disclosed solely for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law. Each party represents and acknowledges that it maintains policies relating to the privacy of consumer financial information in accordance with Regulation S-P.

(c) Certain Prospectuses provide for discounts for certain shareholders or groups of related shareholder accounts or sales charge waiver categories. In as much as all purchases of Shares of the Funds made by Company on behalf of the Plans and Participants are intended to be at net value, the Company shall be responsible for ensuring that all such Plans and Participants qualify for the specific discounts and fee waivers requested by the Company in accordance with the terms of the Prospectuses. Company submission of a purchase order shall constitute a confirmation that it has undertaken such steps with respect to the order submissions. Company agrees to comply with any and all restrictions and/or limitations on exchanges described in each Fund's Prospectus.

(d) Company agrees to maintain and preserve all records as required by law in connection with providing administrative services for the Plans. Upon the request of JHF, JHSS and/or the Funds (the "Fund Parties"), Company shall:
      (i) make available copies of all records maintained by Company in the performance of this Agreement as may be reasonably requested by the Fund Parties to ensure compliance with the terms of the Agreement and applicable law; (ii) provide the Fund Parties with an annual attestation of compliance with the terms and conditions of this Agreement and related control procedures; and (iii) provide the Fund Parties with a copy of the annual SAS80 or SOCl of Company's recordkeeping system or such other form of systems and procedures controls review with respect to such recordkeeping system and acknowledges that Fund Parties may engage the services of a third-party to assist Fund Parties with the review and analysis of any such review provided.

(e) The Fund Parties reserve the right to conduct an audit of the Company and its affiliates, as may be necessary, to monitor compliance with the terms of this Agreement and the Funds' policies regarding the acceptance of orders for purchase or redemption and market timing. Such audit(s) may be conducted by the Fund Parties or their agents upon reasonable advance notice to the Company. This provision shall survive the termination of this Agreement with respect to transactions occurring before such termination.

(f) To the extent Company engages a third party designee to perform any or all of the services describe in this Agreement, Company shall, upon request, provide an annual attestation that Company: (i) maintains, with each designee authorized to receive trade instructions from Plans or their participants and to submit such instructions to Company, an agreement (each a, "Designee Agreement") which includes a representation from such designee that the designee shall maintain facilities, equipment, and skilled personnel sufficient to perform its responsibilities in a competent manner and in compliance with: (a) all applicable laws, rules, and regulations, including Rule 22c-l (a) of the Investment Company Act of 1940 and NSCC rules and procedures; and (b) the Funds' disclosure documents, prospectus and statement of additional information; (ii) maintains an oversight program reasonably designed to ensure that each designee is in material compliance with the terms of its Designee Agreement; and (iii) is not aware of any material deficiency of any designee's operational controls or any material breach of any Designee Agreement. Upon request, Company agrees to provide the Fund Parties with a copy of each designee's annual SAS70 or SOCl of such designee's recordkeeping system or such other form of system and procedure control reporting with respect to such recordkeeping system. In addition, Company shall promptly notify Fund Parties in the event Company becomes aware of:
      (x) any material deficiency of a designee's operational controls; or (b) any material breach by a designee of such designee's Designee Agreement that materially impairs its ability to perform its obligations under its Designee Agreement.

6. ADVERTISING AND SALE LITERATURE. No person is authorized to make any representations concerning JHSS, JHF, their affiliates, or the Funds except those representations contained in the then-current prospectus and statement of additional information relating to the Funds and in such printed information as JHF may subsequently prepare. Advertising and sales literature with respect to the Funds, JHF or its affiliates prepared by Company or its agents, if any, for use in marketing shares of the Funds to the Plans or otherwise educating Participants shall be submitted to JHF for review and approval at least ten (10) business days prior to the proposed use of the materials and shall not be used without JHF's written consent, which shall not be unreasonably withheld.

7. FEES. JHF acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder per Fund for the Plan accounts rather than having each Participant as a shareholder. In consideration of the services described herein, Company shall be entitled to receive from JHF such fees as are set forth in Exhibit C hereto.

8.    INDEMNIFICATION AND LIMITATION OF LIABILITY.

(a) Each party hereto (the "Indemnitor") agrees to indemnify, defend and hold harmless the others, including their respective affiliates, and each of their current and former directors, trustees, officers, employees and agents (the "Indemnitees"), against any losses, claims, damages, liabilities or expenses to which the Indemnitees may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof, hereinafter "Actions") arise out of or are based upon (i) any negligent act or omission in performing its duties under this Agreement; (ii) any failure by the Indemnitor to comply with the terms of this Agreement; (iii) any breach by the Indemnitor of any representation, warranty or covenant in this Agreement; or (iv) non-compliance by the Indemnitor with applicable Federal and State securities laws and regulations. The Indemnitor will reimburse the Indemnitees for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim or action. In addition, Company shall indemnify, defend and hold harmless JHF and JHSS against any Actions arising out of exchange requests initiated by Company via facsimile that do not include original or underlying documentation supporting such instructions. This indemnity agreement will be in addition to any other remedies which the lndemnitees may otherwise have. If any third party threatens to commence or commences any action for which the Indemnitor may be required to indemnify the Indemnitee, the Indemnitee shall promptly give notice thereof to the Indemnitor. The Indemnitor shall be entitled, at its own expense and without limiting its obligations to indemnify the Indemnitee, to assume control of the defense of such action with counsel selected by the Indemnitor, which counsel shall be reasonably satisfactory to the Indemnitee. Ifthe Indemnitor assumes the control of the defense, the Indemnitee may participate in the defense of such claim at its own expense. The Indemnitor may not settle or compromise the liability of the Indemnitee in such action or consent to or permit the entry of any judgment in respect thereof without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. It is further understood that no third party is intended to be made a third party beneficiary of the provisions of this Section 8.

(b) Notwithstanding anything in this Agreement to the contrary, in no event shall any party be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party.

9.    TERMINATION.

(a)   This Agreement may be terminated at any time by either party upon sixty
      (60) days written notice to the other party. In addition, this Agreement shall be terminated immediately upon either: (i) a material breach by either party not cured within 30 days written notice from the other; (ii) if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law; or (iii) with regard to any Plan, upon termination of the services of Company to such Plan.

(b) Upon termination of this Agreement for any reason, purchases of the Funds pursuant to this Agreement shall no longer be permitted through Company except in the case of Company clients currently invested in the Funds. Company shall continue to serve as an agent of JHF for the limited purpose of servicing existing clients in the Funds. Company shall continue to receive compensation from JHF on existing account balances.

10. FORCE MAJEURE. In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war or terrorism, equipment failures, or power or other utility failures or damage or other cause reasonably beyond its control, such party shall not be liable for any and all losses, damage, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision shall in no way excuse any party from any liability that results from the party's failure to have in place appropriate and reasonable disaster recovery plans designed to enable that party to perform it obligations and duties under this Agreement.

11. DISPUTE RESOLUTION. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under Code of Arbitration Procedure of the NASD. Arbitration shall take place in the city of Boston, Massachusetts. Any decision that shall be made in such arbitration shall be final and binding and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except with respect to the choice of law provision thereof.

13. AMENDMENTS. JHF reserves the right to amend this Agreement at any time by providing Company with written notice of such amendment. Company's action of placing an order or accepting payments of any kind after the effective date of and receipt of notice of any such Amendment shall constitute Company's acceptance of such Amendment, otherwise, this Agreement may be modified or amended, and the terms of this Agreement waived, only by a writing signed by each of the parties, except that JHF may add or delete Funds from the list of available Funds as it deems appropriate.

14. SIMILAR AGREEMENTS. JHF acknowledges and agrees that Company may enter into agreements similar to this Agreement with organizations other than JHF. Company acknowledges and agrees that nothing contained herein shall prohibit JHF from providing administrative, sub-accounting or recordkeeping services to any defined contribution or other employee benefit plan or from soliciting any such plan or sponsor thereof or any other administrator or recordkeeper to enter into any arrangement with JHF or any affiliate of JHF for such services.

15.   NOTICE. Notices required by this Agreement should be sent to:

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      If to Company:
      Terry Burns
      American United Life Insurance Company
      One American Square
      P.O. Box 368
      Indianapolis, IN 46206

      If to JHF:

      Chad Bothwell
      John Hancock Funds, LLC
      601 Congress Street, 6th Floor
      Boston, MA 02210

      (with copy to Legal Department at same address - 11TH Floor)

16.   MISCELLANEOUS.

(a) This constitutes the entire agreement between the parties and supersedes and cancels any prior agreement between us, whether oral or written, relating to the subject covered herein. It shall be binding upon the parties when signed by Company and accepted by JHF and JHSS. This Agreement may be executed in counterparts.

(b) The parties to this Agreement agree to cooperate fully in any regulatory investigation or proceeding or judicial proceeding with respect to each party's activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

(c) The headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement.

(d) The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

(e) The provisions of Sections 5(a), 8, 9(b), 11, 12 and this Section 16(e) shall survive termination of this Agreement.

                           [SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first written above.

American United Life Insurance Company, LLC

By:    /s/ Peter Welsh
       --------------------------------------
Name:  Peter Welsh
Title: Vice President

OneAmerica Securities, Inc.

By:    /s/ Matthew Fleetwood
       --------------------------------------
Name:  Matthew Fleetwood
Title: President

John Hancock Funds, LLC

By:    /s/ Jeff Long
       --------------------------------------
Name:  Jeff Long
Title: CFO

John Hancock Signatures Services, Inc.

By:    /s/ Cheryl Sobolewski
       --------------------------------------
Name:  Cheryl Sobolewski
Title:

                                   EXHIBIT A

                                  FUND LISTING

All Class R shares of John Hancock Funds, as may be made available

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

                                   EXHIBIT B

                             OPERATIONAL PROCEDURES

I.    NSCC FUND/SERV AND NETWORKING

JHSS and Company agree to process transactions through the NSCC Fund/SERV system ("Fund/SERV") and Networking program and the following provisions of this Exhibit B shall apply with respect to such transactions:

A.    GENERAL PROVISIONS.

1. GENERAL. All accounts opened and maintained and all orders for the purchase and redemption of Shares through Fund/SERV and/or Networking will be governed by (a) the applicable NSCC rules and procedures; (b) the Agreement and this Exhibit B; and (c) any other written instructions JHSS may provide to Company from time to time.

2. FUND/SERV. On each business day that the NYSE is open for business on which the Funds determine their per Share net asset values, JHSS shall accept and effect changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions submitted electronically by Company through Fund/SERV without supporting documentation from the Plans and/or Participants. Company certifies that all instructions delivered to JHSS on any business day shall have been received by Company from the Plans and/or Participants prior to the Close of Trading on such business day and that any instructions received by Company after the Close of Trading on any given business day will be transmitted to JHSS the next Business Day. Company also certifies that all such instructions received by Company from Plans and/or Participants by the Close of Trading on any business day will be delivered to JHSS on such business day. Trade, registration, and if applicable, broker/dealer information provided by OAS to JHSS through Fund/SERV and pursuant to the Agreement and this Exhibit B shall be accurate, complete and in the format prescribed by the NSCC. All instructions by Company regarding each Fund/SERV account shall be true and correct and will have been duly authorized by the Plan. Copies of such instructions will be maintained by Company and furnished to JHSS upon our written request Company shall adopt, implement, and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by Company. For each Fund/SERV transaction, including transactions establishing a Plan account with JHSS, Company shall provide JHSS with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which Company hereby certifies is and shall remain true and correct. Company shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions.

3. NETWORKING. If Company participates in Networking, Company agrees that, in addition to the terms stated in the Agreement, Company will timely provide JHSS with information regarding adverse claims, governmental and legal inquiries and correspondence relating to Plan accounts that is necessary to facilitate proper handling of such claims, inquiries or correspondence by JHSS (such as the placement of restrictions on the redemption, transfer or exchange of Shares or disclosure of Company's control of the accounts). Company also agrees that it will, on behalf of each Fund, report to Participants all information which is required to be reported by the Fund on Participant confirmations or otherwise under any applicable statute, rule or regulation or under the terms of the Prospectus, or which is provided by JHSS, JHF, the Fund, or the Fund's adviser to Company for reporting to Participants. Company represents that all Company instructions, communications and actions regarding Networked accounts, will be accurate and complete. Company will obtain and maintain, and upon request provide to us, for each Networking account all forms, applications, waivers, exemptions, certifications or other documents or information required by applicable laws, rules or regulations including, without limitation, state and federal securities and tax laws, rules and regulations.

B.    OPERATIONAL PROVISIONS.

Company agrees to the following operational procedures and requirements and any additional written instructions that may be provided to it by JHSS from time to time:

1. TRADING. If Company transmits a trade after 12:00 a.m. ET on trade date, any resulting as-of loss shall be the sole responsibility of Company. (If Company elects to use the defined contribution platform for retirement plan trading, Company will transmit DCC&S trades to the NSCC by the Fund's stated deadline (currently 6:00 A.M. ET, cycles 1-8) on the day following trade date ("T+l"). If Company misses the transmission deadline for a DCC&S trade, or fails to initiate a price protected trade, and does not notify JHSS of that failure, any resulting as-of loss shall be Company's sole responsibility.) If the NSCC platform is unavailable, trades will be transmitted on T+l via facsimile to JHSS by 9:00 a.m. ET (the "Applicable Cut-Off Time") and processed accordingly. Company is solely responsible for notifying JHSS by phone prior to sending the faxes in order that JHSS may price protect these trades. JHSS cannot guarantee price protection for any trades received via fax or phone after the Applicable Cut-Off Time. Company shall accept any losses for such as-of faxed transactions transmitted after the Applicable Cut-Off Time and will promptly pay each Fund for any loss incurred to the Fund as a result of the as/of transaction upon written notice of such loss.

2. SETTLEMENT. For purposes of wire transfers, Company shall net purchase and redemption activity across all Funds occurring on the same day. Monies for all trades processed through the NSCC shall be settled as part of the NSCC cash settlement on T+1. For manual adjustments, if the cash value of the net activity across all Funds results in monies due to JHSS, then Company shall initiate a wire transfer to JHSS by 11:00 a.m. E.T. on Trade Date plus One ("T+1"). If for any reason a wire is not received, the receiving party is responsible for notifying the sender of this problem by 12:00 p.m. E.T. on TD+2. If any wire is not received on the Business Day such wire was required to be initiated and it is determined that the sending party was negligent in initiating the wire, then the sending party shall compensate the receiving party for the amount of such wire plus associated bank penalties.

3. TRADE REJECTIONS. Company will report to JHSS by phone any rejected trades by T+l, prior to the Applicable Cut-Off Time in order that Shares may be reserved (price protected) at that trade date's price. Company shall be responsible for any loss to the Fund(s) due to failure to timely report rejected trades and shall promptly pay each Fund for any such loss. If there is a NSCC redemption reject that must be processed manually, payment will be made to Company in as timely a manner as possible, as outlined in the Prospectus.

4. TRADE CORRECTIONS. Processing errors which result from any delay or error caused by Company will be adjusted outside the Fund/SERV system on an as-of basis upon written receipt of a letter of indemnification from Company. The cost to the Fund or JHSS of such transactions shall be borne by Company. JHSS should be notified of any trade corrections in writing by the Applicable Cut-Off Time in order to be price protected for the previous day's price. Instructions should be on firm letterhead and include an indemnification of the Funds, the Funds' custodian, the Funds' underwriter, the Funds' investment adviser, the Fund Agent, the Funds' transfer agent/shareholder servicing agent, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Fund Parties"), be signed by an authorized person and include a medallion guarantee.

5. EXCHANGES. Company will pass all exchange activity performed within the John Hancock Family of Funds, as exchanges through the NSCC, not as buys and sells.

6. PRICE COMMUNICATION. Company will receive prices and in the case of fixed income or money market funds, the daily accrual of the interest rate factor from the NSCC's Mutual Fund Profile System.

7. CASH DIVIDENDS. For each account in which cash dividends are received by the Company from the Funds or JHSS for payment to Plans and/or Participants, Company shall be solely responsible for ensuring that all cash dividends received by Company are paid to Plans and/or Participants in a timely manner. Company shall be solely responsible for any liabilities arising from such cash dividend payments reported by Plans and/or Participants as lost, stolen, materially altered, or forged.

8. OVERPAYMENTS. In the event any overpayment is made to Company by JHSS, Company shall promptly repay such overpayment to JHSS after being provided with notice of such overpayment. In the event any overpayment is made to JHSS by Company, JHSS shall promptly repay such overpayment to Company after receiving notice of such overpayment.

II.   FACSIMILE INSTRUCTIONS

JHSS shall accept instructions from Company in connection with liquidation, exchange, transfers, trade correction, wire order purchases and account maintenance requests in Plan accounts without providing to JHSS the supporting Plan or Participant information. Company represents and warrant to JHSS, JHF and the Funds that all such requests have been properly authorized by the applicable Plans and/or Participants.

III.  PARTICIPANT INFORMATION

In accordance with Rule 22c-2 of the Investment Company Act of 1940 ("Rule 22c-2") the following shall apply:

1. AGREEMENT TO PROVIDE INFORMATION. Company agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), Individual/International Taxpayer Identification Number ("ITIN") or other government-issued identifier ("GII"), if known, of any or all Participant(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with Participant(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Company during the period covered by the request.

      (a) Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) days from the date of the request as it deem$ necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

      (b) Form and Timing of Response. Company agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event, not later than ten (10) business days after receipt of a request. If the requested information is not on Company's books and records, Company agrees to: (i) provide or arrange to provide to the Fund the

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

      requested information from Participants who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Company agrees to inform the Fund whether it plans to perform
      (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

      (c) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Company.

2. AGREEMENT TO RESTRICT TRADING. Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Participant that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through Company's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

      (a) Form of Instructions. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed.
            If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of Participant(s) or account(s) or other agreed upon information to which the instruction relates.

      (b) Timing of Response. Company agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Company.

      (c) Confirmation by Company. Company must provide written confirmation to the Fund that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3. DEFINITIONS. For purposes of this Section 3 "Participant Information" of this Exhibit B:

(i) The term "Fund" includes the Fund's principal underwriter and transfer agent. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.*

--------
      * As defined in SEC Rule 22c-2(b), the term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

(b) The term "Shares" means the interests of Participants corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Company.

(c) The term "Participant" means the beneficial owner of Shares, whether the Shares are held directly or by Company in nominee name.

(d) The term "written" includes electronic writings and facsimile transmissions.

(e)   The term "indirect intermediary" has the same meaning as in SEC Rule
      22c-2.

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

                                   Exhibit C

                                  Compensation

I.    PARTICIPANT RECORDKEEPING SERVICE FEE:

A. Class R Shares. The Fund(s) will, subject to and in accordance with the applicable service plan adopted by the Fund(s), pay a participant recordkeeping service fee to Company in the amounts set forth below:

                 Rl Shares:       25 bps annually
                 R2 Shares        25 bps annually
                 R3 Shares:       15 bps annually
                 R4 Shares:       10 bps annually
                 R5 Shares:        5 bps annually
                 R6 Shares:       -0-

B. The Participant Recordkeeping Service Fee will be calculated by taking the average daily net assets, multiplied by the number of basis points noted above (.OX percent), divided by the days in the year, and then multiplied by the days in the respective quarter.

II.   INVOICES.

      Company will send JHF an invoice for Participant Recordkeeping Service Fees detailing by Fund and share class: the account name, number of participants, each applicable fee and the three-month, month-end average account balance within 30 days of the calendar quarter. The invoice will be paid within 30 days of receipt based upon the agreed upon fees described in Section I above.

      Invoice Billing: jhssmutualfundfinanceteam@jhancock.com

      The parties agree that the Participant Recordkeeping Service Fees paid under this Agreement are for services only and do not constitute payment in any manner for investment advisory or distribution services.

III.  RULE 12B-1 DISTRIBUTION AND SERVICE FEE.

      Company shall NOT invoice JHF for Rule 12b-1 Distribution and Service Fees under the terms of this Agreement. The parties acknowledge and agree that such fees shall be paid by JHF to the Company or its affiliate in accordance with the terms of the Selling Agreement in effect between JHF and the Company or its affiliate.

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